Exhibit 10(m)
AMENDMENT NUMBER ONE (the “Amendment”), dated as of [●], between OLIN CORPORATION, a Virginia corporation (“Olin”), and [●] (“Executive”), to the Executive Change in Control Agreement (the “CIC Agreement”), dated as of [●], between Olin and Executive.
WHEREAS the CIC Agreement specifically references age 65 as the applicable mandatory retirement age under Olin’s mandatory retirement policy for specified job positions of Olin; and
WHEREAS the Compensation Committee of the Board of Directors of Olin has determined to modify Olin’s mandatory retirement policy for certain officers of Olin to change the applicable age from 65 to 66.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1. Amendment to Section 4(b). Section 4(b) of the CIC Agreement shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:
“Notwithstanding Section 4(a) of this Agreement, if Executive would otherwise have been required by Olin policy to retire at the applicable age specified in Olin’s mandatory retirement policy for specified job positions, as in effect on the date of Termination (the “Mandatory Retirement Age”), then if the date upon which Executive would have attained the Mandatory Retirement Age falls during the [36][24]-month period immediately following the date of Termination, the amount payable pursuant to Section 4(a) of this Agreement shall be reduced to the amount equal to the product of (i) the Change in Control Severance, multiplied by (ii) a fraction, the numerator of which is the number of days from the date of Termination through and including the date upon which Executive would have attained the Mandatory Retirement Age and the denominator of which is 1095.”
SECTION 2. Amendment to Section 4(c). The first sentence of Section 4(c) of the CIC Agreement shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:
“If on the date of Termination, Executive is eligible and is receiving payments under any then existing disability plan of Olin or its subsidiaries and affiliates, then Executive agrees that all payments under such disability plan may, and will be, suspended and offset (subject to applicable law) for 36 months (or, if earlier, until Executive would have attained the Mandatory Retirement Age) following the date of Termination.”

SECTION 3. Amendment to Section 5(b). Section 5(b) of the CIC Agreement shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:
“Notwithstanding the foregoing Section 5(a) of this Agreement, no such insurance coverage or retirement contributions will be afforded by this Agreement with respect to any period after the date upon which Executive would have attained the Mandatory Retirement Age.”
SECTION 4. Amendment to Section 8(a). Section 8(a) of the CIC Agreement shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:
“As an inducement to Olin to provide the payments and benefits to Executive hereunder, Executive acknowledges and agrees that, notwithstanding any provision to the contrary in any Other Arrangements, in the event of Executive’s Termination, Executive agrees to comply with the restrictions set forth in Sections 8(b) and (c) of this Agreement for a one-year period from the date of Termination (or, if earlier, until Executive would have attained the Mandatory Retirement Age) (the “Restriction Period”); provided that if Executive’s employment is not terminated by reason of a Termination (and Executive therefore is not entitled to receive the payments and benefits set forth in Sections 4 and 5 of this Agreement), then Executive need not comply with the restrictions set forth in Sections 8(b) and (c) of this Agreement.”
SECTION 5. Amendment to Section 8(d). Section 8(d) of the CIC Agreement is hereby amended by adding the following sentence immediately after the last sentence of such section:
“Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).”
SECTION 6. Amendment to Exhibit A. Exhibit A of the CIC Agreement is hereby amended by adding the following sentence to the end of the second full paragraph of such exhibit:
“Notwithstanding the foregoing, nothing in this Release shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).”
SECTION 7. Governing Law; Construction. This Amendment shall be deemed to be made in the Commonwealth of Virginia, and the validity, interpretation, construction and performance of this Amendment in all respects shall be governed by the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law. No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

SECTION 8. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the CIC Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the CIC Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective on and following the date hereof only with respect to the provisions of the CIC Agreement specifically referred to herein. On and after the date hereof, any reference to the CIC Agreement shall mean the CIC Agreement as modified hereby.
SECTION 9. Counterparts. This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

OLIN CORPORATION
By:
Name: Title:

EXECUTIVE

[Name]

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